EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

Board of Directors

AMP Holding Inc.

We consent to the incorporation by reference into the Form S-8 Registration Statement File No. 333-193425 of our report dated March 27, 2015 on our audits of the balance sheets of AMP Holding Inc. (A Development Stage Company) as of December 31, 2014 and 2013 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended and for the period from inception, February 20, 2007, to December 31, 2014 included in this Form 10-K.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

March 27, 2015